Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929

INDEPENDENT BANK CORPORATION REPORTS 2022 SECOND QUARTER RESULTS

GRAND RAPIDS, Mich., July 26, 2022 - Independent Bank Corporation (NASDAQ: IBCP) reported second quarter 2022 net income of $13.0 million, or $0.61 per diluted share, versus net income of $12.4 million, or $0.56 per diluted share, in the prior- year period. For the six months ended June 30, 2022, the Company reported net income of $31.0 million, or $1.45 per diluted share, compared to net income of $34.4 million, or $1.56 per diluted share, in the prior-year period.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “I am pleased with our second quarter 2022 performance in which we generated strong core results with $3.1 million growth in net interest income, a 26 basis point expansion of our net interest margin on a linked quarter basis, and net growth in each category of loans and as well as growth in total deposits. In addition, our asset quality metrics continue to be very good, with a low level of past dues, low level of commercial watch credits, low level of non-performing assets, net loan recoveries for the quarter, and an allowance for credit losses to total loans of 1.47%.  As we head into the second half of 2022, our focus will continue to be on the rotation of our earning asset mix out of lower yielding investments into higher yielding loans, growing our deposit base while managing our costs of funds, and controlling our expenses. While there exists much uncertainty in the marketplace, we are excited about the momentum we have in our markets and look forward to continuing these growth trends for the remainder of 2022.”

Highlights for the second quarter of 2022 include:

•	Increases in net income and diluted earnings per share of 4.9% and 8.9%, respectively, over the second quarter of 2021;

•	Net growth in portfolio loans of $254.8 million (or 34.0% annualized);

•	Annualized return on average assets and average equity of 1.10% and 15.68%, respectively;

•	An increase in net interest income of 14.9% over the second quarter of 2021;

•	Continued strong asset quality metrics as evidenced by net loan recoveries during the quarter as well as a low level of non-performing loans and non-performing assets; and

•	The payment of a 22 cent per share dividend on common stock on May 16, 2022.

Highlights for the first six months of 2022 include:

•	Annualized return on average assets and average equity of 1.32% and 17.63%, respectively;

•	An increase in net interest income of $7.4 million or 12.0% over the first six months of 2021;

•	Net growth in portfolio loans of $353.8 million (or 24.6% annualized); and

•	Net growth in deposits, excluding brokered time deposits, of $136.4 million (or 6.7% annualized).

Significant items impacting comparable 2022 and 2021 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of  $3.1 million ($0.12 per diluted share, after taxes) and $11.6 million ($0.43 per diluted share, after taxes) for the    three- and six-months ended June 30, 2022, respectively, as compared to a negative $2.4 million ($0.09 per diluted share, after taxes) and a positive $2.2 million ($0.08 per diluted share, after taxes) for the three- and six-months ended June 30, 2021, respectively.

•	Gain on sale of a branch facility in other income of $0.9 million dollars during the three- and six- months ended June 30, 2022.

•	The provision for credit losses was an expense of $2.4 million in the second quarter of 2022 compared to a credit of $1.4 million in the second quarter of 2021.

•	Net gains on mortgage loans was $1.3 million in the second quarter of 2022 compared to $9.1 million in the second quarter of 2021.

Operating Results

The Company’s net interest income totaled $36.1 million during the second quarter of 2022, an increase of $4.7 million, or 14.9% from the year-ago period, and up $3.1 million, or 9.3%, from the first quarter of 2022. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.26% during the second quarter of 2022, compared to 3.02% in the year-ago period, and 3.00% in the first quarter of 2022. The year-over-year quarterly increase in net interest income was due to an increase in average interest-earning assets and an increase in the net interest margin. Average interest-earning assets were $4.49 billion in the second quarter of 2022, compared to $4.22 billion in the year ago quarter and $4.49 billion in the first quarter of 2022.

For the first six months of 2022, net interest income totaled $69.1 million, an increase of $7.4 million, or 12.0% from the first six months in 2021. The Company’s net interest margin for the first six months of 2022 was 3.13% compared to 3.04% in 2021. The increase in net interest income for the first six months of 2022 compared to 2021 was also due to an increase in average interest- earning assets and an increase in the net interest margin.

Non-interest income totaled $14.6 million and $33.6 million, respectively, for the second quarter and first six months of 2022, compared to $14.8 million and $41.2 million in the respective comparable year ago periods. These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans in the second quarters of 2022 and 2021, were approximately $1.3 million and $9.1 million, respectively. For the first six months of 2022, net gains on mortgage loans totaled $2.1 million compared to $21.9 million in 2021. The decrease in net gains on mortgage loans was primarily due to lower profit margins on mortgage loan sales, a decrease in the volume of mortgage loans sold and fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated income of $4.2 million and expense of $2.0 million in the second quarters of 2022 and 2021, respectively. For the first six months of 2022 and 2021, mortgage loan servicing, net, generated income of $13.8 million and $3.2 million, respectively. The significant variances in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended		Six months ended
	6/30/2022	6/30/2021	6/30/2022	6/30/2021
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$2,124	$1,876	$4,207	$3,786
Fair value change due to price	3,120	(2,426)	11,572	2,214
Fair value change due to pay-downs	(1,082)	(1,412)	(1,976)	(2,795)
Total	$4,162	$(1,962)	$13,803	$3,205

Net gains (losses) on securities available for sale totaled a loss of $0.3 million in the second quarter of 2022, compared to zero in the prior year second quarter. The loss during the second quarter of 2022 was generally attributed to the divestiture of a group of securities as part of a balance sheet management strategy.

Other income in the second quarters of 2022 and 2021, was $3.0 million and $1.9 million, respectively. The increase in other income was primarily attributed to the divestiture of bank real estate.

Non-interest expenses totaled $32.4 million in the second quarter of 2022, compared to $32.5 million in the year-ago period. For the first six months of 2022, non-interest expenses totaled $63.9 million versus $62.6 million in 2021. The year-to-date increases in non-interest expense are primarily due to increases in compensation and employee benefits and advertising that were partially offset by a decrease in conversion related expenses. The increase in compensation and employee benefits in 2022 is due to several factors including, wage increases that were generally effective at the start of the year, a decreased level of compensation that was deferred as direct origination costs (due to lower mortgage loan origination volume), an increase in commercial lending personnel and higher health care insurance costs.

The Company recorded an income tax expense of $2.9 million and $7.0 million in the second quarter and first six months of 2022, respectively. This compares to an income tax expense of $2.7 million and $7.8 million in the second quarter and first six months of 2021, respectively. The changes in income tax expense principally reflect changes in pre-tax earnings in 2022 relative to 2021.

Asset Quality

A breakdown of non-performing loans(1) by loan type is as follows:

	6/30/2022	12/31/2021	6/30/2021
Loan Type	(Dollars in thousands)
Commercial	$56	$62	$242
Mortgage	5,074	4,914	4,941
Installment	729	569	362
Sub total	5,859	5,545	5,545
Less - government guaranteed loans	1,360	435	427
Total non-performing loans	$4,499	$5,110	$5,118
Ratio of non-performing loans to total portfolio loans	0.14%	0.18%	0.18%
Ratio of non-performing assets to total assets	0.10%	0.11%	0.12%
Ratio of allowance for credit losses to total non-performing loans	1064.30%	924.70%	897.34%

(1)  Excludes loans that are classified as “troubled debt restructured” that are still performing.

The provision for credit losses was an expense of $2.4 million and a credit of $1.4 million in the second quarters of 2022 and 2021, respectively. The provision for credit losses was an expense of $0.8 million and a credit of $1.9 million in the first six months of 2022 and 2021, respectively. The quarterly increase in the provision for credit losses in 2022 compared to 2021, was primarily the result of increases in pooled reserve allocations and the adjustment to allocations based on subjective factors due in part to loan portfolio growth. The year-to-date increase in the provision for credit losses in 2022 compared to 2021, was primarily the result of an increase in the adjustment to allocations based on the pooled reserves due in part to loan growth that was partially offset by a decrease in the adjustment to subjective factors due in part to expected reduction in risk related to COVID-19. The Company recorded loan net recoveries of $0.04 million and loan net recoveries of $0.60 million in the second quarters of 2022 and 2021, respectively. At June 30, 2022, the allowance for credit losses totaled $47.9 million, or 1.47% of total portfolio loans compared to $47.3 million, or 1.63% of total portfolio loans at December 31, 2021.

Balance Sheet, Liquidity and Capital

Total assets were $4.83 billion at June 30, 2022, an increase of $121.5 million from December 31, 2021.  Loans, excluding loans held for sale, were $3.26 billion at June 30, 2022, compared to $2.91 billion at December 31, 2021.  Deposits totaled $4.29 billion at June 30, 2022, an increase of $173.5 million from December 31, 2021.  This increase is primarily due to growth in non-interest bearing, interest-bearing checking, reciprocal and brokered time deposit account balances.

Cash and cash equivalents totaled $59.5 million at June 30, 2022, versus $109.5 million at December 31, 2021. Securities available for sale (“AFS”) totaled $859.7 million at June 30, 2022, versus $1.41 billion at December 31, 2021. The decrease in securities AFS is primarily due to the transfer of $391.6 million of securities AFS to held to maturity on April 1, 2022.

Total shareholders’ equity was $331.1 million at June 30, 2022, or 6.86% of total assets compared to $398.5 million or 8.47% at December 31, 2021.  Tangible common equity totaled $300.0 million at June 30, 2022, or $14.25 per share compared to $366.8 million or $17.33 per share at December 31, 2021. The decrease in shareholder equity as well as tangible common equity are primarily the result of a decline in accumulated other comprehensive income (loss) related to unrealized losses on securities available for sale. The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	6/30/2022	12/31/2021	Well Capitalized Minimum

Tier 1 capital to average total assets	8.49%	8.57%	5.00%
Tier 1 common equity to risk-weighted assets	11.02%	11.80%	6.50%
Tier 1 capital to risk-weighted assets	11.02%	11.80%	8.00%
Total capital to risk-weighted assets	12.26%	13.05%	10.00%

Share Repurchase Plan

On December 18, 2021, the Board of Directors of the Company authorized the 2022 share repurchase plan. Under the terms of the 2022 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2022. For the first six months of 2022, the Company repurchased 181,586 shares at a weighted average price of $22.08 per share.

Earnings Conference Call

Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, July 26, 2022.

To participate in the live conference call, please dial 1-844-200-6205 (Access Code # 397649). Also, the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/739908773

A playback of the call can be accessed by dialing 1-866-813-9403 (Access Code # 656335). The replay will be available through August 2, 2022.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.8 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at: IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and second-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation's future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward- looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2022	December 31, 2021
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$56,516	$51,069
Interest bearing deposits	2,970	58,404
Cash and Cash Equivalents	59,486	109,473
Securities available for sale	859,704	1,412,830
Securities held to maturity (fair value of $359,701 at June 30, 2022 and zero at December 31, 2021)	381,608	-
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	17,653	18,427
Loans held for sale, carried at fair value	31,400	55,470
Loans held for sale, carried at lower of cost or fair value	-	34,811
Loans
Commercial	1,329,198	1,203,581
Mortgage	1,284,169	1,139,659
Installment	645,483	561,805
Total Loans	3,258,850	2,905,045
Allowance for credit losses	(47,883)	(47,252)
Net Loans	3,210,967	2,857,793
Other real estate and repossessed assets	508	245
Property and equipment, net	36,148	36,404
Bank-owned life insurance	55,088	55,279
Capitalized mortgage loan servicing rights, carried at fair value	39,477	26,232
Other intangibles	2,871	3,336
Goodwill	28,300	28,300
Accrued income and other assets	102,999	66,140
Total Assets	$4,826,209	$4,704,740

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,357,824	$1,321,601
Savings and interest-bearing checking	1,961,124	1,897,487
Reciprocal	615,204	586,626
Time	316,425	308,438
Brokered time	39,997	2,938
Total Deposits	4,290,574	4,117,090
Other borrowings	25,507	30,009
Subordinated debt	39,395	39,357
Subordinated debentures	39,626	39,592
Accrued expenses and other liabilities	99,973	80,208
Total Liabilities	4,495,075	4,306,256

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,049,218 shares at June 30, 2022 and 21,171,036 shares at December 31, 2021	319,885	323,401
Retained earnings	96,252	74,582
Accumulated other comprehensive income (loss)	(85,003)	501
Total Shareholders’ Equity	331,134	398,484
Total Liabilities and Shareholders’ Equity	$4,826,209	$4,704,740

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30,
				2022	2021
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$31,454	$28,418	$28,091	$59,872	$56,196
Interest on securities
Taxable	4,950	4,552	3,656	9,502	6,452
Tax-exempt	1,746	1,554	1,544	3,300	2,928
Other investments	214	217	208	431	425
Total Interest Income	38,364	34,741	33,499	73,105	66,001
Interest Expense
Deposits	1,216	767	1,142	1,983	2,398
Other borrowings and subordinated debt and debentures	1,087	973	964	2,060	1,926
Total Interest Expense	2,303	1,740	2,106	4,043	4,324
Net Interest Income	36,061	33,001	31,393	69,062	61,677
Provision for credit losses	2,379	(1,573)	(1,425)	806	(1,899)
Net Interest Income After Provision for Credit Losses	33,682	34,574	32,818	68,256	63,576
Non-interest Income
Interchange income	3,422	3,082	3,453	6,504	6,502
Service charges on deposit accounts	3,096	2,957	2,318	6,053	4,234
Net gains (losses) on assets
Mortgage loans	1,253	835	9,091	2,088	21,919
Securities available for sale	(345)	70	-	(275)	1,416
Mortgage loan servicing, net	4,162	9,641	(1,962)	13,803	3,205
Other	3,044	2,363	1,871	5,407	3,901
Total Non-interest Income	14,632	18,948	14,771	33,580	41,177
Non-interest Expense
Compensation and employee benefits	19,882	20,130	19,883	40,012	38,405
Data processing	2,644	2,216	2,576	4,860	4,950
Occupancy, net	2,077	2,543	2,153	4,620	4,496
Interchange expense	1,262	1,011	1,201	2,273	2,149
Furniture, fixtures and equipment	1,042	1,045	1,034	2,087	2,037
Communications	762	757	777	1,519	1,658
Advertising	560	680	164	1,240	653
Loan and collection	647	559	859	1,206	1,618
FDIC deposit insurance	457	522	307	979	637
Legal and professional	479	493	522	972	1,021
Costs (recoveries) related to unfunded lending commitments	649	(355)	26	294	(6)
Conversion related expenses	6	44	1,143	50	1,361
Net (gains) losses on other real estate and repossessed assets	(141)	(55)	6	(196)	(174)
Other	2,108	1,860	1,885	3,968	3,752
Total Non-interest Expense	32,434	31,450	32,536	63,884	62,557
Income Before Income Tax	15,880	22,072	15,053	37,952	42,196
Income tax expense	2,879	4,105	2,665	6,984	7,771
Net Income	$13,001	$17,967	$12,388	$30,968	$34,425
Net Income Per Common Share
Basic	$0.62	$0.85	$0.57	$1.47	$1.58
Diluted	$0.61	$0.84	$0.56	$1.45	$1.56

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$36,061	$33,001	$34,285	$33,803	$31,393
Provision for credit losses	2,379	(1,573)	630	(659)	(1,425)
Non-interest income	14,632	18,948	15,771	19,695	14,771
Non-interest expense	32,434	31,450	33,954	34,512	32,536
Income before income tax	15,880	22,072	15,472	19,645	15,053
Income tax expense	2,879	4,105	2,964	3,683	2,665
Net income	$13,001	$17,967	$12,508	$15,962	$12,388

Basic earnings per share	$0.62	$0.85	$0.59	$0.74	$0.57
Diluted earnings per share	0.61	0.84	0.58	0.73	0.56
Cash dividend per share	0.22	0.22	0.21	0.21	0.21

Average shares outstanding	21,070,266	21,191,860	21,256,367	21,515,669	21,749,654
Average diluted shares outstanding	21,266,476	21,398,128	21,473,963	21,726,346	21,966,829

Performance Ratios
Return on average assets	1.10%	1.54%	1.07%	1.40%	1.12%
Return on average equity	15.68	19.38	12.61	15.93	12.78
Efficiency ratio (1)	62.50	59.62	66.68	63.47	69.24

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.47%	3.16%	3.30%	3.37%	3.22%
Interest expense	0.21	0.16	0.17	0.19	0.20
Net interest income	3.26	3.00	3.13	3.18	3.02

Average Balances
Loans	$3,145,095	$2,980,098	$2,957,985	$2,903,700	$2,859,544
Securities	1,312,934	1,407,225	1,367,038	1,317,382	1,274,556
Total earning assets	4,493,714	4,492,757	4,433,400	4,296,662	4,223,570
Total assets	4,758,960	4,721,205	4,654,491	4,513,774	4,434,760
Deposits	4,221,047	4,158,528	4,069,901	3,934,937	3,879,715
Interest bearing liabilities	3,005,103	2,950,337	2,863,057	2,740,444	2,674,425
Shareholders' equity	332,610	376,010	393,477	397,542	388,780

End of Period
Capital
Tangible common equity ratio	6.26%	6.85%	7.85%	8.02%	8.21%
Average equity to average assets	6.99	7.96	8.45	8.81	8.77
Common shareholders' equity per share of common stock	$15.73	$16.79	$18.82	$18.76	$18.30
Tangible common equity per share of common stock	14.25	15.31	17.33	17.27	16.82
Total shares outstanding	21,049,218	21,168,230	21,171,036	21,321,092	21,632,912

Selected Balances
Loans	$3,258,850	$3,004,065	$2,905,045	$2,883,978	$2,814,559
Securities	1,241,312	1,400,137	1,412,830	1,348,378	1,330,660
Total earning assets	4,170,577	4,514,590	4,484,987	4,405,189	4,246,410
Total assets	4,826,209	4,761,983	4,704,740	4,622,340	4,461,272
Deposits	4,290,574	4,205,498	4,117,090	4,012,068	3,862,466
Interest bearing liabilities	2,997,883	2,956,736	2,865,090	2,784,554	2,633,747
Shareholders' equity	331,134	355,449	398,484	400,031	395,974

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$36,061	$31,393	$69,062	$61,677
Add: taxable equivalent adjustment	481	478	963	882
Net interest income - taxable equivalent	$36,542	$31,871	$70,025	$62,559
Net interest margin (GAAP) (1)	3.21%	2.98%	3.09%	3.00%
Net interest margin (FTE) (1)	3.26%	3.02%	3.13%	3.04%

(1)	Annualized.

Tangible Common Equity Ratio

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(Dollars in thousands)
Common shareholders' equity	$331,134	$355,449	$398,484	$400,031	$395,974
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	2,871	3,104	3,336	3,579	3,821
Tangible common equity	$299,963	$324,045	$366,848	$368,152	$363,853

Total assets	$4,826,209	$4,761,983	$4,704,740	$4,622,340	$4,461,272
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	2,871	3,104	3,336	3,579	3,821
Tangible assets	$4,795,038	$4,730,579	$4,673,104	$4,590,461	$4,429,151

Common equity ratio	6.86%	7.46%	8.47%	8.65%	8.88%
Tangible common equity ratio	6.26%	6.85%	7.85%	8.02%	8.21%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$331,134	$355,449	$398,484	$400,031	$395,974
Tangible common equity	$299,963	$324,045	$366,848	$368,152	$363,853
Shares of common stock outstanding (in thousands)	21,049	21,168	21,171	21,321	21,633

Common shareholders' equity per share of common stock	$15.73	$16.79	$18.82	$18.76	$18.30
Tangible common equity per share of common stock	$14.25	$15.31	$17.33	$17.27	$16.82

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.